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                        LIQUOR.COM ADVERTISING AGREEMENT

This Advertising Agreement dated as of March __, 2000 (the "Agreement") is entered into by and between Seagram Americas, a division of Joseph E. Seagram & Sons, Inc. ("SA"), located at 800 Third Avenue, New York, NY 10022, and Liquor.com, Inc., doing business as Liquor.com. ("LC"), located at 4205 West Irving Park Road, Chicago, IL 60641.

WHEREAS, LC owns and operates a commercial site on the World Wide Web located at liquor.com (the "Site") which is dedicated to facilitating the retail sale by licensed alcohol beverage retailers of alcohol beverage products and related products and is desirous of obtaining SA's participation as an advertiser on the
Site:

WHEREAS, LC holds no alcohol beverage wholesale or retail licenses or permits of any kind and represents that it requires no such permits or licenses to enable it to own and operate the Site in the manner described and contemplated by the Agreement;

WHEREAS, SA is engaged in the manufacture, distribution and marketing of alcohol beverage products and desires to advertise its alcohol beverage products and related products on the Site;

WHEREAS, LC and SA each desire to use for advertising and promotional purposes the other party's consumer database of names and mailing or email addresses in the manner and to the degree hereinafter described;

THEREFORE, SA and LC agree as follows:

1. THE SITE. LC shall create, maintain and be responsible for all text and visual images which shall appear on the Site, other than text and visual images provided by SA. LC expressly represents and covenants that all advertising, text and visual images related to distilled spirits which are placed on the Site shall fully comply with (i) the Code of Good Practice of the Distilled Spirits Council of the United States, a copy of which is attached to the Agreement as
Exhibit I and made a part hereof and (ii) all applicable laws, regulations and ordinances, including in particular all applicable alcohol beverage laws, regulations and ordinances. LC further represents and covenants that all wine and malt beverage advertising, text and visual images which are placed on the Site shall fully comply with the advertising codes of good practice of the Beer Institute or Wine Institute, respectively.

2. PRODUCT PLACEMENT ON THE SITE. SA shall receive "Category Exclusive" positions in the Rum and North American Whisky ("NAW") categories, all as specified below, on the Site. As a "Category Exclusive" advertiser, SA's Rum and NAW brands, a current list of which is appended hereto as Exhibit 2, shall appear identified by their respective brand logos on the Home Page of the Site under the heading: "Your Brands Assembled Here for

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Easy Shopping" so that whenever a visitor clicks on a specific brand's logo, he/she will automatically link to a specific Splash Page that will have been created and submitted to LC by SA. One brand only from each category identified in Exhibit 2 shall be represented as a storefront within any thirty (30) day period. Should SA desire to rotate brands within the category, SA shall be limited to one brand per month. SA shall create new splash pages for each new brand at it cost, or reimburse LC its cost if LC is required to create them. For purposes of the Agreement and the Site (i) the Rum category shall be deemed to include all products designated as "Rum", "Flavored Rum", "Spiced Rum", "Rum Liqueur", "Rum Specialty" and all similar rum-based distilled spirits products, regardless of where produced and (ii) the NAW category shall be deemed to include all products designated as "Whiskey" or "Whisky", including "Flavored Whiskies," produced in either the United States or Canada. For purposes of the Agreement, the Category Exclusive shall receive key presence within the Storefront and Shop Liquor.com applications. No other brand in the same category will have a continuous presence on the home page or usurp the lead position in the applicable category in the shopping application. Nothing in the Agreement prohibits other brands in the category from being featured on the Site.

3. ADVERTISING ON THE SITE. SA shall receive the advertising and product exposure opportunities described below on the Site for each brand group in which it has received Category Exclusive status. It is the responsibility of SA to advise LC at least sixty (60) days prior to the commencement date of any particular exposure opportunity that it desires to utilize.

    a.   Five (5) Brand Banners six times per year for a total of 30

    b.   One (1) Primary Feature(1) six times per year

    c.   One (1) Secondary Feature(2) six times per year

    d.   One (1) Liquor.com Recommends Feature three times per year

    e.   One (1) Drink of the Week feature six times per year

    f.   One (1) Lead Article in LC's email newsletter six times per year

    g. One (1) Guest Columnist article in LC's email newsletter six times per year

    h. Dissemination by LC to its entire email database of an email communication to be developed by SA, subject to LC's reasonable approval as to content, three times per year.

----------
(1) A "Primary Feature" for purposes of the Agreement is a major feature that appears on the Shop Liquor.com Home Page (size to be determined). An SA brand will be entitled to six Primary Features annually. Each Primary Feature will represent one brand or promotion and will appear for a period of thirty (30) days. Primary Features may appear in June, August, October, November, December and February.

(2) A "Secondary Feature" for purposes of the Agreement is an approximately 70 X 70 pixels feature that appears on the Shop Liquor.com Home Page. An SA brand will be entitled to six Secondary Features annually. Each Secondary Feature will represent one brand or promotion and will appear for a period of thirty (30) days. Secondary Features may appear in May, July, September, December, January and March.

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4. THE EFFECTIVE DATE. The Effective Date of the Agreement is May 1, 2000.

5. TERM AND TARGET NUMBERS. The Term of the Agreement shall be one year from the Effective Date, provided that SA in its sole discretion may terminate the Agreement effective on the ninth month anniversary of the Effective Date in the event that the number of Unique Visitors, as hereinafter defined, visiting the Site during the first nine months of the Term does not total at least one million (1,000,000) (the "Initial Target Number"). For purposes of the Agreement, the term Unique Visitors shall be defined by industry standards (Web Matrix Standards). Alternatively, if the Initial Target Number is not met during the first nine months after the Effective Date, SA in its sole discretion may upon written notice to LC continue the Agreement but postpone payment of the final payment of the Annual Fee, as hereinafter defined, until the date thirty (30) days following its receipt of mutually satisfactory evidence that the Initial Target Number has been achieved. Furthermore, SA and LC agree that the Twelve Month Target Number for the first twelve months of the Term is 4.4 million (4,400,000) Unique Visitors. If the Twelve Month Target Number is not achieved by the twelve (12) month anniversary of the Effective Date, SA in its sole discretion may terminate the Agreement and, if the final payment of the Annual Fee has not yet become payable in accordance with this section, SA's obligation to pay such final payment of the Annual Fee shall be extinguished or, alternatively, in SA's discretion, it may by written notice to LC extend the Term until the Twelve Month Target Number is reached. In the event of such an extension SA shall receive advertising rights on the Site during all months past the twelve month anniversary of the Effective Date in accordance with Section 3 of the Agreement on a pro-rata basis.

6. ANNUAL FEE. In consideration of the advertising rights being provided to it under the Agreement, SA agrees to pay LC an Annual Fee of Three Hundred Thousand Dollars ($300,000) in two equal installments as follows: (i) the sum of One Hundred and Fifty Thousand Dollars ($150,000) shall be payable within fifteen
(15) days of the Effective Date and (ii) the sum of One Hundred and Fifty Thousand Dollars ($150,000) shall be payable upon meeting of the Initial Target Number. The obligation to pay the second installment may be postponed and/or eliminated in accordance with the provisions of Section 5 of the Agreement.

7. ADDITIONAL TERMS. The parties agree to negotiate in good faith during the twelfth month of the Term concerning the possible extension or renewal of their relationship.

8. REPRESENTATION AND WARRANTIES. LC represents and warrants that it owns or controls all right, title and interest to the Site and that it has authority to enter into the Agreement and to fully perform all of its obligations hereunder. LC further represents and warrants that its operation of the Site complies with all applicable Federal, State and Local laws and regulations and that it will adhere to all applicable Federal, State and Local laws and obligations in the performance of its obligations under the Agreement.

9. TRADEMARK OWNERSHIP AND LICENSE. LC and SA shall retain all right, title and interest in and to their respective trademarks, service marks and trade names worldwide.

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LC acknowledges that the trademarks, trade names, logos, copyrights and all other literary, artistic, proprietary rights and all other information provided by SA pursuant to the Agreement are the sole and exclusive property of SA and LC shall acquire no rights whatsoever therein by reason of the Agreement.

10. USE OF SA CONSUMER DATABASE. LC shall be entitled up to four (4) times during the Term to access in the manner described hereinbelow SA's consumer database for the purpose of sending a written communication to consumers. The cumulative total of addresses to be sent LC's mailings shall not exceed one million (1,000,000). With respect to each such mailing, LC shall coordinate with SA which will have the mailing done through a lettershop of its choice at a price to be billed directly from the lettershop to LC and to be paid directly by LC to the lettershop. With respect to each such mailing SA shall have the right of approval over all content of the mailing, which approval shall not be unreasonably withheld. It is understood and agreed that references in the mailings to any brands deemed by SA to be competitive with its brands shall be minor in the context of each mailing as a whole. Recipients for each mailing shall be selected by LC in coordination with SA in that SA shall enable LC to make queries of the database by geocode to enable LC to select batches of names in cities or markets of its choice.

11. INCLUSION OF LC MATERIAL IN SA MAILING. LC shall be entitled to include one LC insert in one of SA's consumer mailings to SA's Crown Royal Canadian Whisky consumer database during the Term. LC's insert shall be created and printed at LC's sole expense, but its content shall be subject to SA's approval, which shall not be unreasonably withheld.

12. WEB SITE LINKAGE. During the initial twelve (12) months of the Term, or longer if SA in its sole discretion so determines, SA shall provide website linkage from at least one of its brand websites to the Site. The first SA brand website to be linked shall be the CAPTAIN MORGAN website and linkage for such brand shall remain in place for a period of at least three (3) months.

13. TERMINATION. Except as otherwise provided in Section 5 of the Agreement, either party hereto may terminate the Agreement in the event that the other party materially breaches the Agreement and such breach remains uncured for thirty (30) days, or if either party is the subject of a bankruptcy filing which is not dismissed within sixty (60) days, and/or if the Site is removed from the World Wide Web and/or ceases operation for a period of at least two weeks. Upon termination of the Agreement, the parties shall have no further obligation between them, except (i) obligations with respect to confidentiality in accordance with Section 8, which shall survive and (ii) in the event that the Agreement is terminated through no fault of SA, SA shall be entitled to a refund on a pro-rata basis of any portion of the Annual Fee it has paid hereunder.

14. CONFIDENTIALITY. The parties expressly acknowledge that all information relating to both the existence of and the terms and conditions of the Agreement and all information relating to the mailings referred to in Sections 6 and 7 shall be deemed confidential

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information and shall be maintained in confidence by the party to whom such information is given. Neither party shall disclose any aspect of such confidential information without the prior consent of the other party, which consent shall not be unreasonably withheld. These confidentiality obligations of the parties shall survive expiration or termination of the Agreement.

15. INDEMNITY. Each party shall indemnify the other party from third party claims arising from the breach of any warranty, representation or covenant in the Agreement. Each party disclaims all implied warranties.

16. ASSIGNMENT. The Agreement is not assignable by either party without the prior written consent of the other party.

17. NOT A JOINT VENTURE. The parties hereto are neither partners nor joint venturers and neither party shall have the power or authority to bind or obligate the other in any way.

18. ENTIRE AGREEMENT. The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no promise, representation, warranty or covenant, whether written or oral, not included in the Agreement has been made or should be relied on by either party. The Agreement may not be modified except in writing and which is signed by both parties.

AGREED TO AND ACCEPTED BY:

Liquor.com, Inc.                  Seagram Americas, a division of
                                  Joseph E. Seagram & Sons, Inc.

By: /s/ Gail P Zelitzky           By: /s/ Richard Shaw
   -----------------------           -------------------------

Name: GAIL P. ZELITZKY            Name: RICHARD SHAW
     ----------------------            ------------------------

Title: Chairman                   Title: Vice President-Marketing Communications
      ---------------------              ---------------------------------------
      4/24/00

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                                                                      EXHIBIT 1

                                                     CODE
                                                   OF GOOD
                                                   PRACTICE
                                                     FOR
                                              DISTILLED SPIRITS
                                                 ADVERTISING
                                                AND MARKETING

          DISTILLED
           SPIRITS
           COUNCIL
           OF THE
           UNITED                                            1998
           STATES                                 =========================
                                                  DISTILLED SPIRITS COUNCIL
   1250 EYE STREET, N.W.                          OF THE UNITED STATES, INC.
          SUITE 900
  WASHINGTON, D.C. 20005
       202/628-3544
http://www.discus.health.org

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                                    PREAMBLE

         The Distilled Spirits Council of the United States, Inc. (DISCUS) is the national trade association representing producers and marketers of distilled spirits sold in the United States. The members of DISCUS adopt this Code of Good Practice as guidelines concerning the placement and content of advertising and marketing materials. These guidelines have two overriding principles: (1) to ensure responsible, tasteful, and dignified advertising and marketing of distilled spirits to adult consumers who choose to drink and
(2) to avoid targeting advertising and marketing of distilled spirits to individuals below the legal purchase age.

         The consumption of beverage alcohol products has played an accepted and important role in the cultural and social traditions of both ancient and modern society. DISCUS members take special pride in their products and their commitment to promoting responsible consumption by those adults who choose to drink. Nevertheless, it is the obligation of each consumer who chooses to drink to enjoy beverage alcohol products in a responsible manner.

         The distilled spirits industry acknowledges the problems inherent in abusive consumption of beverage alcohol, and DISCUS members remain committed to combatting alcohol abuse. To that end, the industry has joined with government and civic groups in efforts to encourage responsible use of beverage alcohol products. DISCUS also actively supports informational, educational, research, and treatment initiatives in an effort to better understand, prevent, and combat abuse of its products.

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         The producers and marketers of distilled spirits encourage responsible decision-making regarding drinking of beverage alcohol by adults, and discourage abusive consumption of their products. The distilled spirits industry urges that adults who choose to drink, do so responsibly. Towards this end, DISCUS members pledge voluntarily to conduct their advertsing and marketing practices in the United States in accordance with the provisions of this Code. The provisions of the Code apply to every type of print and electronic media, including the Internet and any other on-line communications, used to advertise or market distilled spirits.

         DISCUS members recognize that it is not possible to cover every eventuality and, therefore, agree to observe the spirit as well as the letter of this Code. Questions about the interpretation of the Code, member companies' compliance with the Code, and the application of its provisions are directed to the Code Review Board of DISCUS.

1. Distilled spirits should not be advertised or marketed in any manner directed or primarily intended to appeal to persons below the legal purchase age.

2. Distilled spirits advertising and marketing should not be placed in any communication intended to appeal primarily to individuals below the legal purchase age.

3. Distilled spirits should not be advertised on college and university campuses or in college and university newspapers.

4. Marketing activities for distilled spirits should not be conducted on college and university campuses except in licensed retail establishments located on such campuses.

5. Distilled spirits advertising and marketing should not be specifically aimed at events where most of the audience is reasonably expected to be below the legal purchase age. Fixed distilled spirits advertising and marketing materials at facilities used primarily for adult-oriented events fall outside this guideline.

6. Distilled spirits advertising should not be placed on any outdoor stationary location within five hundred (500) feet of an established place of worship or an elementary or secondary school except on a licensed premise.

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                                UNDERAGE PERSONS

1. Distilled spirits advertising and marketing materials are intended for adults of legal purchase age who choose to drink.

2. The content of distilled spirits advertising and marketing materials should not be intended to appeal primarily to individuals below the legal purchase age.

3. Distilled spirits advertising and marketing materials should not depict a child or portray objects, images, or cartoon figures that are popular predominantly with children.

4. Distilled spirits advertising and marketing materials should not contain the name of or depict Santa Claus or any religious figure.

5. Distilled spirits should not be advertised or marketed on the comic pages of newspapers, magazines, or other publications.

6. Distilled spirits should not be advertised or promoted by any person who is below the legal purchase age or who is made to appear, through clothing or otherwise, to be below the legal purchase age.

7. Distilled spirits web sites should contain a reminder of the legal purchase age on such web pages as the home page, access sites for the purchase of distilled spirits or brand-logoed consumer merchandise, and access sites depicting consumption of beverage alcohol, for example, a "virtual bar".

8. Distillers recognize the crucial role parents play in educating their children about the legal and responsible consumption of beverage alcohol. To enable parents who choose to prevent their children from accessing Internet web sites without their supervision, DISCUS will provide those parents and the manufacturers of parental control software upon request the web site address of each member company so that the parent or manufacturer can use this information.

                              SOCIAL RESPONSIBILITY

9. Distilled spirits advertising and marketing materials should portray distilled spirits and drinkers in a responsible manner. These materials should not show a distilled spirits product being consumed abusively or irresponsibly.

10. On-premise promotions sponsored by distillers should encourage responsible consumption by those adults who choose to drink and discourage activities that reward excessive/abusive consumption.

11. Distilled spirits advertising and marketing materials should not promote the intoxicating effects of beverage alcohol consumption.

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12.      Distilled spirits advertising and marketing materials should not contain any curative or therapeutic claim except as permitted by law.

13. Distilled spirits advertising and marketing materials should contain no claims or representations that individuals can obtain social, professional, educational, or athletic success or status as a result of beverage alcohol consumption.

14. Distilled spirits should not be advertised or marketed in any manner associated with abusive or violent relationships or situations.

15. Distilled spirits advertising and marketing materials should not imply illegal activity of any kind.

16. No distilled spirits advertising or marketing materials should portray distilled spirits being consumed by a person who is engaged in, or is immediately about to engage in, any activity that requires a high degree of alertness or physical coordination.

17. No distilled spirits advertising or marketing activity should be associated with anti-social or dangerous behavior.

18. Distilled spirits may be portrayed to be part of responsible personal and social experiences and activities, such as the depiction of persons in a social or romantic setting, persons who appear to be attractive or affluent, and persons who appear to be relaxing or in an enjoyable setting.

                                       5

                                  DRUNK DRIVING

19. Driving while intoxicated is against the law. Distilled spirits advertising and marketing materials should not portray, encourage, or condone drunk driving.

                                 ALCOHOL CONTENT

20. Distilled spirits advertising and marketing materials should not refer to alcohol content except in a straightforward and factual manner.

                                   GOOD TASTE

21. No distilled spirits advertising or marketing materials should contain advertising copy or an illustration unless it is dignified, modest, and in good taste.

22. No distilled spirits advertising or marketing materials should claim or depict sexual prowess as a result of beverage alcohol consumption.

23. Distilled spirits advertising and marketing materials should not degrade the image, form, or status of women, men, or of any ethnic, minority, sexually-oriented, religious, or other group.

24. Distilled spirits advertising and marketing materials should not employ religion or religious themes, nor should distilled spirits be advertised in publications devoted primarily to religious topics.

                                       7
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         There shall be established and maintained a Code Review Board, which shall meet when necessary to consider complaints lodged by DISCUS members or other interested parties.

         The Code Review Board shall be comprised of no less than five (5) members in good standing of the Board of Directors of DISCUS. Each member shall be elected by a majority vote of the Board of Directors.

         Findings of the majority of the members of the Code Review Board shall be communicated promptly to the responsible advertiser and in appropriate circumstances to all members of the Board of Directors of DISCUS.

                                       8

A FACT ABOUT ALCOHOL CONTENT:      [GRAPHIC]


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                                                                       EXHIBIT 2

                  RUM BRANDS AND NORTH AMERICAN WHISKEY BRANDS

RUM BRANDS

Captain Morgan Original Spiced Rum

Captain Morgan's Parrot Bay

Captain Morgan Silver Spiced Rum

Captain Morgan Private Stock

Myers's Original Dark Jamaican Rum

Myers's Platinum White Rum


NORTH AMERICAN WHISKY BRANDS

Bulleit Bourbon Whiskey

Crown Royal Canadian Whisky

Crown Royal Special Reserve Whisky

Canadian Hunter Canadian Whisky

Four Roses Blended Whiskey

Mount Royal Light

Seagram's 7 Crown American Blended Whiskey

Seagram's VO Blended Canadian Whisky

Seagram's VO Gold Blended Canadian Whisky